EXHIBIT 99.2

June 2018 GREEN BOND PROGRAM Province of Québec

ECONOMIC OUTLOOK • The Québec economy is going full throttle. Growth in real gross domestic product (GDP) accelerated from 1.4% in 2016 to 3.0% in 2017, one of the best performances of the Québec economy in almost 20 years. – In 2018, growth is expected to reach 2.1%. In 2019, real GDP growth of 1.7% is projected. • In 2017, the strong performance of the Québec economy led to the creation of 90,200 jobs, an increase of 2.2% over 2016. Of that number, 65,400 were full-time jobs. – The labour market should remain robust in the coming years. In 2018, 60,600 jobs are expected to be created in Québec, an increase of 1.4%. And in 2019, 30,100 are expected to be created, an increase of 0.7%. – In 2017, the unemployment rate was 6.1% – an annual record and a level below that of Canada (6.3%). Québec’s unemployment rate is expected to fall to 5.4% in 2018 and 5.3% in 2019. 2

SOUND PUBLIC FINANCES AND REDUCTION OF THE DEBT • Québec recorded three consecutive budgetary surpluses and a balanced budget is forecast for the current year and subsequent years. • The gross debt burden on the economy has decreased for the third consecutive year. The gross debt will stand at $204.5 billion as at March 31, 2018, representing, as a proportion of the economy, 49.6% of GDP. – The debt-to-GDP ratio is expected to stand at 45.0% as at March 31, 2023, at which time the gross debt reduction objective will then have been reached three years earlier than planned. —The March 2018 Québec Economic Plan provides for the use of an amount from the Generations Fund – $2 billion per year as of 2018-2019 – to repay maturing borrowings on financial markets. 3

FINANCING PROGRAM Government’s financing program (1) (millions of Canadian dollars) • The government’s long-term financing program will amount to $13,422 million Canadian dollars in 2018-2019.—To date, Québec has borrowed $5,280 million. • In the next four years, the financing program is expected to average $18,707 million per year. (1) The fiscal year begins on April 1. (2) As at June 20, 2018. 4

BASIS OF QUÉBEC GREEN BONDS • To demonstrate not only its commitment to developing the Green Bond market, but also its commitment to protecting the environment, Québec put in place a Green Bond program in February 2017.—Since then, the Québec government has launched two Green Bond issues, and is committed to be a regular issuer on the Green Bond market. Québec plans to make a third issue of Green Bonds in the near future, subject to market conditions. • Québec’s Green Bond Program draws on the Green Bond Principles (GBP), a set of guidelines created to bring more transparency to the issuance process, disclosure and reporting. • CICERO (Center for International Climate Research) issued an independent opinion on the framework and the selection process of Québec’s Green Bond Program. – Québec’s Green Bond framework was awarded the highest possible rating – dark green. An updated version of CICERO’s Second Opinion is available on our website. 5

CHARACTERISTICS OF QUÉBEC GREEN BONDS • Québec Green Bonds are used to raise capital for specific projects that generate tangible benefits with regard to protecting the environment, reducing greenhouse gas (GHG) emissions or adapting to climate change in Québec. • Québec Green Bonds have the same characteristics as conventional bonds in terms of price, yield, maturity and credit ratings. • They constitute valid bonds of Québec and rank pari passu with each other and with all other debt securities issued by Québec. • Holders of these bonds do not assume any project-related risks. 6

ELIGIBLE PROJECTS • Eligible green projects (excluding electricity generation projects requiring the use of fossil fuels and nuclear energy) correspond to one of the following categories:—Public Transit—Energy Efficiency—Renewable Energy—Sustainable Waste Management—Sustainable Land Development—Water Management or Water Treatment—Forest, Agricultural Land and Land Management—Climate Adaptation and Resilience 7

QUÉBEC INFRASTRUCTURE PLAN • Eligible projects must be included in the Québec Infrastructure Plan (QIP). Exceptionally, projects not included in the QIP may be eligible if they are approved by the government and have already been taken into account in its financial framework.—Consequently, Green Bonds have no impact on debt reduction objectives. 8

ELIGIBLE PROJECT SELECTION PROCESS • The Green Bond Advisory Committee (GBAC) selects eligible projects complying with the standards and strict policies of the Québec government. • The GBAC is composed of representatives from various Québec government departments and agencies: —Ministère des Finances (MFQ) - Ministère du Développement durable, de l’Environnement et de la Lutte contre les changements climatiques —Ministère des Transports, de la Mobilité durable et de l’Électrification des transports —Secrétariat du Conseil du trésor • The MFQ decides which projects selected by the GBAC will be retained for the purposes of a Green Bond issue. • Each project must be worth over $25 million Canadian dollars. 9

USE OF PROCEEDS, TRANSPARENCY AND REPORTING • An amount equal to the net proceeds from each Green Bond issue is credited to a designated account, in order to track the use and allocation of funds relating to eligible projects. – As long as the account balance is positive, amounts equivalent to the funds disbursed are deducted from the balance, as they are allocated to eligible projects approved under Québec’s Green Bond framework. – The unallocated balance is invested in Treasury bonds or short-term securities issued or guaranteed by the Québec government or another Canadian government until funds are disbursed. • The first disbursements required for the projects selected must be made within 12 months after the Green Bond issue or within 6 months prior to the issue. • Québec promotes its Green Bond Program in a dedicated section of the MFQ website. It also publishes an annual information bulletin for investors. – The MFQ posted its first information bulletin online in February 2018. 10

RÉSEAU EXPRESS MÉTROPOLITAIN (REM) PROJECT Photo: CDPQ Infra 11

RÉSEAU EXPRESS MÉTROPOLITAIN (REM) PROJECT Description The Réseau express métropolitain (REM) project is a fully automated, electric metro transit system, made up of 67 km of dedicated rail lines, with 50% of the tracks in existing rail corridors and 30% along existing highways. The REM project will include four branches and 26 stations connecting downtown Montréal, the South Shore, the West Island, the North Shore and the airport, resulting in two new, high-frequency public transit service lines to key employment hubs. With frequent and reliable service – 20 hours a day, every day – the REM represents a new transportation paradigm and significant time savings for commuters. Its dedicated tracks will allow for quick, uninterrupted travel. The automated metro system selected will provide cutting-edge, universally accessible service. In addition, passengers will have Wi-Fi connectivity and access to live status updates. 12

RÉSEAU EXPRESS MÉTROPOLITAIN (REM) PROJECT About CDPQ Infra CDPQ Infra is a wholly owned subsidiary of Caisse de dépôt et placement du Québec (CDPQ) and is responsible for developing and operating infrastructure projects, including the Réseau express métropolitain (REM). The CDPQ is a global fund manager and one of the leading institutional fund managers in Canada and North America. It invests in major financial markets, private equity and real estate. The CDPQ manages funds primarily from Québec public and private pension plans. 13

RÉSEAU EXPRESS MÉTROPOLITAIN (REM) PROJECT Financial participation of the Québec government • The REM is a project worth 6.3 billion Canadian dollars. • The Québec government will make an equity investment of $1.28 billion. • It will finance the investment, in total or in part, by issuing Green Bonds. 14

RÉSEAU EXPRESS MÉTROPOLITAIN (REM) PROJECT Potential economic benefits: • Traffic congestion: The REM will help improve traffic flow in highly congested sectors, reducing economic losses related to road congestion, which are estimated at $1.9 billion annually in the Montréal metropolitan area. • Gross domestic product (GDP): Over $3.7 billion for Québec’s GDP. • Sectors with high development potential: Close to $5 billion anticipated in private investments. • Jobs: Creation of more than 34,000 direct and indirect jobs during the construction phase and more than 1,000 permanent jobs once the REM starts running. • Productivity: The REM will significantly reduce users’ travel time. 15

RÉSEAU EXPRESS MÉTROPOLITAIN (REM) PROJECT Main sustainability advantages: • Increase in public transit use, and reduction in car use and the associated social costs. • Decrease of nearly 680,000 tonnes in GHG emissions over 25 years. • Significant reduction in noise levels, adverse visual impacts, and air pollution linked to the passing of cars. • Contribution to the electrification of transportation and improvement of the sector’s energy efficiency, in order to develop the economy and reduce GHG emissions. • Contribution to the academic, professional and social integration of people with mobility impairments, thanks to universally accessible stations and cars. 16

POTENTIAL ALLOCATION OF FUNDS The next Green Bond issue will be used to fund the construction of the integrated transportation network Réseau express métropolitain (REM). As soon as the issue is closed, $500 million could be allocated to the REM project. Other eligible projects under the framework could also receive funding from this next Green Bond issue. 17

MARKETING STRATEGY • The next Green Bond will be issued in Canadian dollars. • A global offering format will be used. This way, Québec will be able to offer the bonds to domestic and international investors. • Québec will use a combination of its Canadian underwriting syndicate and international banks, to optimize primary market distribution and ensure a liquid secondary market. • To diversify its investor base, Québec will consider all investors, but preference may be given to socially responsible investors. • The bond issue’s size and maturity will be determined based on demand and the availability of eligible projects. • Québec may consider reopening the issue in the future. 18

LEGAL NOTICE This presentation was prepared by the Ministère des Finances du Québec. The information herein is intended for general information purposes only and does not constitute an offer to sell or a solicitation of offers to purchase securities. It has not been approved by any securities regulatory authority and it is not sufficient for the purpose of deciding to purchase securities. It may have errors or omissions resulting from electronic conversion, downloading or unauthorized modifications. Certain statements in this presentation may be forward-looking statements within the meaning of the U.S. statute Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve uncertainties, risks and other factors which could cause the performance of Québec’s economy to differ materially from the forecasts and economic outlook contained expressly or implicitly in such statements. Québec undertakes no obligation to update forward-looking statements to reflect new information, future events or otherwise, except as may be required under applicable laws and regulations. While the information in this presentation was believed to be reliable on its release, NO WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF THIS DOCUMENT OR THE INFORMATION IT CONTAINS. 19